CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS




We hereby consent to the use in the Amendment No. 1 to Form SB-2 of Patriarch Inc., our report dated October 30, 2002 relating to the balance sheets as at May 31, 2002 and 2001 and the related statements of operations, changes in stockholders' equity and cash flows for the year ended May 31, 2002 and the period from inception (February 21, 2001) through May 31, 2001 of Patriarch Inc. which appears in such Amendment No. 1 to Form SB-2, and to the reference to our Firm in the filing.





"Pannell Kerr Forster"

Chartered Accountants

Vancouver, Canada
November 22, 2002